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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

               |X| ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2002

                                       OR

          |_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 0-23975

A. FULL TITLE OF THE PLAN AND THE ADDRESS OF THE PLAN, IF DIFFERENT FROM THAT OF THE ISSUER NAMED BELOW:

                 First Niagara Financial Group, Inc. 401(k) Plan

B. NAME OF THE ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE:

                       First Niagara Financial Group, Inc.
                             6950 South Transit Road
                                  P.O. Box 514
                          Lockport, New York 14095-0514

REQUIRED INFORMATION

      The First Niagara Financial Group, Inc. 401(k) Plan (the "Plan") is subject to ERISA and therefore is filing the financial statements and schedule prepared in accordance with the financial reporting requirements of ERISA, as of and for the years ended December 31, 2002 and 2001, as an exhibit to this report. Such Plan financial statements and schedule include an Independent Auditors' Report thereon.

EXHIBIT INDEX

      23    Consent of KPMG LLP
      99    First Niagara Financial Group, Inc. 401(k) Plan Financial Statements
            and Schedule as of and for the years ended December 31, 2002 and 2001, with Independent Auditors' Report thereon.
      99.1  Section 906 Certification

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Board of Directors of First Niagara Financial Group, Inc. (as administrator of the Plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           First Niagara Bank 401(k)

Date: June 27, 2003                        By: /s/ Kathleen P. Monti
      -----------------                        ---------------------------------
                                               Kathleen P. Monti
                                               Plan Administrator
                                               Executive Vice President and
                                               Chief Administrative Officer

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